SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                            -------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

     Date of Report (or Date of Earliest Event Reported): December 17, 1998



                             DENBURY RESOURCES INC.
             (Exact name of Registrant as specified in its charter)


          Canada                     1-12935                 Not Applicable
(State of incorporation or    (Commission File Number)        (IRS Employer
       organization)                                       Identification No.)

                               17304 Preston Road
                                    Suite 200
                               Dallas, Texas 77252
                    (Address of principal executive offices)


                                 (972) 673-2000
                         (Registrant's telephone number)

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ITEM 1. CHANGES IN CONTROL OF REGISTRANT.

     On December 16, 1998, Denbury Resources Inc. (the "Company"), and TPG Partners II, L.P. (the "Purchaser"), entered into a Stock Purchase Agreement (the "Agreement") pursuant to which the Purchaser agreed to purchase from the Company 18,552,876 of the Company's common shares, no par value, (the "Common Shares"), for $100 million. The Purchaser is an affiliate of the Texas Pacific Group ("TPG"), a 32% shareholder of the Company. Among other things, closing of the transaction is conditioned upon shareholder, regulatory and other customary approvals and a mutually acceptable amendment of the Company's bank credit facility. As part of this agreement, the Company will extend registration rights to apply to the Common Shares to be acquired in this transaction. This registration rights agreement will also extend and modify the registration rights of the Common Shares previously owned by TPG.

     This transaction will increase TPG's ownership from approximately 32% to 60% of the Company. TPG is currently represented by three designees on the Company's board of directors, Messrs. Bonderman, Price and Stanton. The Company does not anticipate that this transaction will result in any changes to the current board of directors, management or operations of the Company.

     The foregoing discussion is qualified in its entirety by reference to the agreement, copies of which are attached hereto as Exhibit 99.1 and are incorporated herein by reference.


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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 17, 1998


                                          Denbury Resources, Inc.


                                          By:     /s/ Phil Rykhoek
                                          ---------------------------------
                                          Name:    Phil Rykhoek
                                          Title:   Chief Financial Officer


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                                  EXHIBIT INDEX



    Exhibit
      No.                        Exhibit Description

99.1 Stock Purchase Agreement dated December 16, 1998 between Denbury Resources Inc. and TPG Partners II, L.P.









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